UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2007
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
3408 Garrett Drive
Santa Clara, California 95054-2803
(Address of principal executive offices, with zip code)
(408) 764-8808
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (c)
     On February 5, 2007, Trident Microsystems, Inc. (the “Company”), appointed Chris P. Siu as Director of Finance and Chief Accounting Officer. In this role, Mr. Siu will be the Company’s principal accounting officer.
     Mr. Siu will be paid a base salary of $145,000 per year, and be eligible to participate in the Company’s key employee bonus plan at a rate of up to 20% of his annual base salary. In addition, upon approval of the Compensation Committee, the Company expects to grant Mr. Siu options to purchase 25,000 shares of the Company’s common stock, with an exercise price equal to the closing price of a share of Trident common stock on the Nasdaq Global Market on the date of grant, and vesting over four years at the rate of 25% on each of the first four anniversaries of his employment date. In addition, following the Company’s registration with the Securities and Exchange Commission of shares issuable under the Company’s 2006 Equity Incentive Plan, and upon the approval of the Compensation Committee, Mr. Siu will be granted a restricted stock award consisting of 15,000 shares of Trident’s common stock. The restricted stock vests over a four-year period at the rate of 50% upon the second anniversary of his employment start date, and the remaining vesting in two equal installments upon the third and fourth anniversary of his employment start date.
     Mr. Siu has served as Corporate Accounting Manager for Varian Medial Systems, Inc. (“Varian”), a market leading manufacturer of medical devices for the treatment of cancer, since April 2006, and as External Reporting and Consolidation Manager for Varian from June 2004 to April 2006. He worked for Deloitte & Touche LLP from August 2001 to June 2004 and left as an Audit Manager, and was previously with Ernst & Young LLP from January 1996 to June 2001. He holds a B.S. degree in Accounting from Brigham Young University, and is a Certified Public Accountant in California.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2007

TRIDENT MICROSYSTEMS, INC.

/s/ John S. Edmunds John S. Edmunds Chief Financial Officer

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